As filed with the Securities and Exchange Commission on June 2, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

KOMAG, INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	94-2914864

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1710 Automation Parkway
San Jose, California 95131
(Address of Principal Executive Offices)

Amended and Restated 2002 Qualified Stock Plan
(Full title of the plan)

Thian Hoo Tan
Chief Executive Officer
1710 Automation Parkway
San Jose, California 95131
(408) 576-2000
(Name, address and telephone number of agent for service)

Copy to:
Page Mailliard, Esq.
Virginia Rosas, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum	Amount
Securities	Amount	Offering	Aggregate	of
to be	to be	Price Per	Offering	Registration
Registered (1)	Registered	Share (2)	Price	Fee
Common stock, $0.01 par value, issuable pursuant to Amended and Restated 2002 Qualified Stock Plan	5,000,000 shares	$41.45	$207,250,000.00	$22,175.75

(1)
This Registration Statement shall also cover any additional shares of common stock which become issuable under Registrant’s Amended and Restated 2002 Qualified Stock Plan, or the Plan, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Registrant’s common stock.

(2)
The proposed maximum offering price per share was determined pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee, to be equal to $41.45 per share, the average of the high and low price of Registrant’s common stock as reported on The Nasdaq National Market on May 31, 2006.

EXPLANATORY NOTE
     Komag, Incorporated, or Registrant, is filing this registration statement on Form S-8 to register 5,000,000 additional shares of Registrant’s common stock authorized for issuance under Registrant’s Amended and Restated 2002 Qualified Stock Plan, or the Plan. The total number of shares of Registrant’s common stock reserved under the Plan has been increased from 4,242,054 shares to 9,242,054 shares.
PART I
INFORMATION REQUIRED IN THE PROSPECTUS
Item 1. Plan Information.
     The information called for in this Item 1 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission, or the Commission. Documents containing the information called for in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended, or the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
     The information called for in this Item 2 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission. Documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents and information previously filed with the Commission by Registrant are incorporated by reference herein.
1.
Registrant’s Annual Report on Form 10-K for the fiscal year ended January 1, 2006 as filed with the Commission on March 7, 2006, which contains audited financial statements for the most recent fiscal year for which such statements have been filed, including all material incorporated by reference therein and any subsequently filed amendments.

2.
Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2006 as filed with the Commission on May 4, 2006, including all material incorporated by reference therein and any subsequently filed amendments.

3.	Registrant’s Current Reports on Form 8-K as filed with the Commission on April 5, 2006, April 26, 2006, May 10, 2006 and May 22, 2006 (except with respect to those items furnished but not filed).

4.
The description of Registrant’s common stock contained in the Registration Statement on Form 8-A (File No. 000-16852) filed with the Commission on October 4, 2002 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including all material incorporated by reference therein and any subsequently filed amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.
     Registrant’s certificate of incorporation and bylaws provide that Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.
     In addition, Registrant has entered into separate indemnification agreements with its directors, officers and certain employees which require Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms.
     These indemnification provisions and the indemnification agreements entered into between Registrant and its officers and directors may be sufficiently broad to permit indemnification of Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Item 8. Exhibits.

Exhibit
Number

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Counsel (Contained in Exhibit 5.1)

24.1	Power of Attorney (see page II-4)

99.1	Amended and Restated 2002 Qualified Stock Plan (incorporated by reference from Appendix A filed with the Company’s Proxy Statement on Schedule 14A filed on April 14, 2006).
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii)     to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii)     to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to the information in the Registration Statement;
          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2)     That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 2nd day of June 2006.

KOMAG, INCORPORATED
By:	/s/ Thian Hoo Tan
Thian Hoo Tan
Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints each of Thian Hoo Tan and Kathleen A. Bayless, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Thian Hoo Tan Thian Hoo Tan	Chief Executive Officer	June 2, 2006
/s/ Kathleen A. Bayless Kathleen A. Bayless	Senior Vice President, Chief Financial Officer	June 2, 2006
/s/ Paul G. Judy Paul G. Judy	Vice President, Corporate Controller	June 2, 2006
/s/ Richard A. Kashnow Richard A. Kashnow	Director	June 2, 2006
/s/ Paul A. Brahe Paul A. Brahe	Director	June 2, 2006
/s/ Chris A. Eyre Chris A. Eyre	Director	June 2, 2006
/s/ Kenneth R. Swimm Kenneth R. Swimm	Director	June 2, 2006
/s/ David G. Takata David G. Takata	Director	June 2, 2006
/s/ Harry Van Wickle Harry Van Wickle	Director	June 2, 2006
/s/ Dennis P. Wolf Dennis P. Wolf	Director	June 2, 2006
/s/ Michael Lee Workman Michael Lee Workman	Director	June 2, 2006

Exhibit Index

Exhibit
Number

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Counsel (Contained in Exhibit 5.1)

24.1	Power of Attorney (see page II-4)

99.1	Amended and Restated 2002 Qualified Stock Plan (incorporated by reference from Appendix A filed with the Company’s Proxy Statement on Schedule 14A filed on April 14, 2006).